Exhibit 10.2

Summary of Incentive Compensation Plan
of Park National Corporation

     The Compensation Committee of the Board of Directors of Park National Corporation (“Park”) administers Park’s incentive compensation plan which enables the officers of The Park National Bank (the Park National Division, the Fairfield National Division, the Consolidated Computer Center Division and The Park National Bank of Southwest Ohio & Northern Kentucky division), The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon (the First-Knox National Division and the Farmers and Savings Division), Second National Bank, United Bank, N.A., The Security National Bank and Trust Co. (the Security National Division and the Unity National Division), The Citizens National Bank of Urbana, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, “Park’s Principal Subsidiaries”) to share in any above-average return on equity (net income divided by average shareholders’ equity) which Park and its subsidiaries on a consolidated basis may generate during a twelve-month period ended September 30. During the fiscal year ended December 31, 2006 (the “2006 fiscal year”), all officers of Park’s Principal Subsidiaries, including C. Daniel DeLawder (who served as Chairman of the Board and Chief Executive Officer of Park and The Park National Bank during the 2006 fiscal year and continues to so serve), David L. Trautman (who served as President and Secretary of Park and as President of The Park National Bank during the 2006 fiscal year and continues to so serve), and John W. Kozak (who served as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of The Park National Bank during the 2006 fiscal year and continues to so serve) were eligible to participate in the incentive compensation plan. For the fiscal year ending December 31, 2007 (the “2007 fiscal year”), all officers of Park’s Principal Subsidiaries (including Messrs. DeLawder, Trautman and Kozak) will also be eligible to participate.
     Above-average return on equity is defined as the amount by which the net income to average shareholders’ equity ratio of Park and its subsidiaries on a consolidated basis for a twelve-month period ended September 30 exceeds the median net income to average shareholders’ equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A formula determines the amount, if any, by which Park’s return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Approximately twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park’s return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that twelve-month period.
     The Compensation Committee of the Board of Directors of Park met on December 27, 2006 to determine the amount of incentive compensation to be paid to each of Messrs. DeLawder, Trautman and Kozak, Park’s executive officers, in respect of the twelve-month period ended September 30, 2006 (the “2006 Incentive Compensation Period”). The following schedule indicates the incentive compensation to be paid to each of Park’s executive officers for the 2006 Incentive Compensation Period:
•	C. Daniel DeLawder — $473,525

•	David L. Trautman — $313,250

•	John W. Kozak — $214,455

This incentive compensation is expected to be paid on January 26, 2007.
     After deducting the incentive compensation to be paid to Messrs. DeLawder, Trautman and Kozak, the remaining amount available for incentive compensation pay will be distributed to the officers of Park’s Principal Subsidiaries on the basis of their respective contributions to Park’s meeting its short-term and long-term financial goals during the 2006 Incentive Compensation Period, which contributions are subjectively determined by the Chairman of the Board and Chief Executive Officer and the President and Secretary of Park and approved by Park’s Board of Directors, upon recommendation of the Compensation Committee. Recommendations of the presidents of Park’s Principal Subsidiaries are considered when determining incentive compensation amounts for officers (other than the internal audit staff) of those subsidiaries. The incentive compensation paid to the internal audit staff of Park’s Principal Subsidiaries is determined by the Audit Committee of Park’s Board of Directors.